                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ----------------------


                                     FORM 15

          CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
             SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR
         SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                                                 Commission File Number:  ______

                                 COMPURAD, INC.
             (Exact name of registrant as specified in its charter)

                                1350 N. Kolb Road
                              Tucson, Arizona 85715
                            Telephone: (520) 298-1000
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                          Common Stock, $0.01 par value
            (Title of each class of securities covered by this Form)

                                      None
                         (Titles of all other classes of
                       securities for which a duty to file
                  reports under section 13(a) or 15(d) remains)

        Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


Rule 12g-4(a)(1)(i)   |X|           Rule 12h-3(b)(1)(i)  |X|
Rule 12g-4(a)(1)(ii)  |_|           Rule 12h-3(b)(1)ii)  |_|
Rule 12g-4(a)(2)(i)   |_|           Rule 12h-3(b)(2)(i)  |_|
Rule 12g-4(a)(2)(ii)  |_|           Rule 12h-3(b)(2)(ii) |_|
                                    Rule 15d-6           |_|

        Approximate number of holders of record as of the certification or notice date: 50

        Pursuant to the requirements of the Securities Exchange Act of 1934, MDL Information Systems, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  November 26, 1997                    By:   /s/ Phillip Berman
                                                  ------------------------------
                                                  Phillip Berman, M.D.
                                                  Chairman, President, and Chief
                                                  Executive Officer